090201

ROSS MILLER
Secretary of State
204 North Carson Street, Suite 1
Carson City, Nevada 89701-4520
(775) 684-5708
Website: www.nvsos.gov

Filed in the office of	Document Number
	20130294055-51
Ross Miller	Filing Date and Time
Secretary of State	04/29/2013 5:58 AM
State of Nevada	Entity Number
	E0814002005-3

Certificate of Amendment

(PURSUANT TO NRS 78.385 AND 78.390)

USE BLACK INK ONLY - DO NOT HIGHLIGHT

ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Amendment to Articles of Incorporation For Nevada Profit Corporations

(Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock)

1. Name of corporation:

Smart Holdings, Inc.

2. The articles have been amended as follows: (provide article numbers, if available)

Article 3 has been amended to read: The number of authorized Common Shares is 1,975,000,000, par value $.0001 per share; and the number of authorized Preferred Shares is 30,000, par value $.0001 per share.

Article 5 has been amended to read: Any lawful business, both within and outside the United States.

3. The vote by which the stockholders holding shares in the corporation entitling them to exercise a least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation* have voted in favor of the amendment is: 97.9%

4. Effective date and time of filing: (optional) Date: April 30, 2013 Time: 10:00 am

(must not be later than 90 days after the certificate is filed)

5. Signature: (required)

X Mustafa LAZ

Signature of Officer

*If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless to limitations or restrictions on the voting power thereof.

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.